                                                               Exhibit 16(b)(6)

                     General Electric Capital Business Asset Funding Corporation One Harbour Place, Suite 11
                     Portsmouth, New Hampshire 03801
                     603 430-6075

January 11, 2001 (Revised)

$3,000,000 Mortgage Loan for Chicago restaurants for 20 year Term Fully Amortizing at 8.375% Fixed Rate.

Aaron Spencer
Chairman
Uno Restaurant Corporation
100 Charles Park Road
Boston, MA 2132

Dear Aaron:

We are pleased to submit the following proposal for permanent financing of certain real property described below. THIS PROPOSAL IS SUBJECT TO REVIEW AND APPROVAL BY GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION, FINAL TERMS AND CONDITIONS WILL BE ESTABLISHED BY GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION IF APPROVED DURING SUCH REVIEW AND WILL BE SUBJECT TO MUTUALLY SATISFACTORY DOCUMENTATION.

SECURED PARTY: GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION or its assigns ("GE CAPITAL").

BORROWER: To Be Determined entity, a proposed limited partnership (or other organization permissable by GE Capital) to be controlled by Aaron Spencer, or otherwise borrowing entry shall be directly or indirectly owned by Uno Restaurant Corporation.

SECURITY: The note evidencing the loan shall be secured by a first deed of trust or first mortgage on the BORROWER'S fee simple interest in the real property end improvements thereon generally described as Chicago Uno, Due, and Su Casa, ("Property"). The loan shall be subject to the usual terms, conditions, and remedies contained in GE CAPITAL's customary loan documents. No secondary financing or liens will be permitted, and the entire balance of the loan will be due on sale. The property is currently owned by Uno Restaurant Corp. and is proposed to be sold and leased back to proposed borrower for a minimum term of 20 years at terms and conditions reasonably acceptable to GE Capital, but which shall not be less than 20 years.

LOAN AMOUNT: $3,000,000; 90% of the purchase price or cost to construct (which cost specifically excludes developer's overhead and any leasing fees not paid to independent third parties); or 75% of appraised value per MAI appraisal (which appraisal shall be ordered by and subject to GE CAPITAL's approval), whichever is less. Borrower intends to borrow up to 75%

Loan To Value which may exceed, based on new appraisal loan amount proposed here which is based on estimated value.

INTEREST RATE:  8.375% per annum.

PAYMENT SCHEDULE: Interest only shall be paid in advance for the month in which loan closing occurs followed by 239 principal and interest payments in the amount of $25,797.84 due and payable, in arrears, commencing on the first day of the second month following the date of loan closing and every succeeding month thereafter, with all unpaid principal and interest due on the 240th installment date. Amortization of the loan will be based on a 20-year schedule.

LOAN FEE:  1% of the Loan Amount to be paid at loan closing.

FORWARD COMMITMENT FEE: A non-refundable fee equal to 0% of the initial Loan Amount stated above to be paid upon BORROWER's acceptance of any commitment.

RECOURSE: GE CAPITAL shall have full recourse against BORROWER and its general partners, if any, for any failure to make payments as and when due on the promissory note and for the breach of any of the representations, warrants, indemnities and covenants contained in the loan documents.

GUARANTY: The loan and all of BORROWER's obligations in connection with the loan (including without limitation BORROWER's obligations under the loan documents and any certificate and indemnity agreement regarding hazardous substances or environmental indemnity agreement) will be unconditionally and irrevocably, jointly and severally guaranteed by Aaron Spencer, unless Uno Restaurant Corporation is the BORROWER, in which case there shall be no guaranty.

PREPAYMENT PROVISIONS: Upon not less than thirty (30) days' advance written notice to GE CAPITAL at any time after the 10th anniversary of the due date of the first monthly principal and interest payment due under the promissory note, and upon payment of a prepayment premium, if any, BORROWER shall have the right to prepay all, but not less than all, of the outstanding balance of the loan on any regularly scheduled principal and interest payment date. The prepayment premium shall be determined by (i) calculating the decrease (expressed in basis points) in the current weekly average yield of 10-Year U.S. Treasury Constant Maturities as published in Federal Reserve Statistical Release H, 15 (519) ("Index"), from the Friday immediately preceding the date of this proposal letter to the Friday immediately preceding the week in which the prepayment is to be made, (ii) dividing the decrease by 100, (iii) multiplying the result by the following described applicable "Premium Factor", and (iv) multiplying the product by the principal balance to be prepaid. If the Index is unchanged or has increased from the Friday immediately preceding the date of this proposal letter to the Friday immediately preceding the prepayment date, no prepayment premium shall be due. The Premium Factor shall be the amount shown on the following chart for the month in which prepayment occurs:

           NUMBER OF MONTHS
               REMAINING                                 YEARS                                 FACTOR
               240 - 229                                 (20)                                   .094
               228 - 217                                 (19)                                   .090
               216 - 205                                 (18)                                   .085

               204 - 193                                 (17)                                   .081
               192 - 181                                 (16)                                   .076
               180 - 169                                 (15)                                   .072
               168 - 157                                 (14)                                   .067
               156 - 145                                 (13)                                   .063
               144 - 133                                 (12)                                   .058
               132 - 121                                 (11)                                   .053
               120 - 109                                 (10)                                   .049
               108 - 97                                   (9)                                   .044
                96 - 85                                   (8)                                   .039
                84 - 73                                   (7)                                   .035
                72 - 61                                   (6)                                   .030
                60 - 49                                   (5)                                   .025
                48 - 37                                   (4)                                   .020
                36 - 25                                   (3)                                   .015
                24 - 13                                   (2)                                   .010
                 12 1                                     (1)                                   .005

GE Capital may elect to accelerate the loan at any time after BORROWER's default, in which event BORROWER shall, subject to the terms of the promissory note, be obligated to pay a prepayment premium equal to the amount determined in accordance with the foregoing schedule. No prepayment premium shall be payable with respect to condemnation awards or insurance proceeds from fire or other casualty which GE CAPITAL applies to prepayment, nor with respect to BORROWER's prepayment of the loan in full during the last three (3) months of its term unless an event of default has occurred and remains uncured. Borrower shall also receive language that permits pre-payment at any time subject to predetermined minimum fees plus yield maintenance.

ASSUMABILITY: Borrower shall receive loan documents that include a right to assumability at terms and conditions acceptable to GE Capital, in its reasonable discretion, which shall permit a sale of the property with assumption of debt to a qualified borrower for a fee of 1%. This right shall continue with the loan documents of the new borrowing entity, if any.

NON-UTILIZATION FEE: In the event BORROWER fails to borrow substantially all of the Loan Amount as reasonably determined by GE CAPITAL, then BORROWER shall pay GE CAPITAL a non-utilization fee unless such failure to borrow is due solely to the breach by GE CAPITAL of its commitment hereunder. The non-utilization fee will equal 9.4% of the Loan Amount for every 1% (or pro rata fraction of 1%) decrease in the weekly average yield of 10-Year U.S. Treasury Constant Maturities from the Friday immediately preceding the date of this proposal letter to the Friday immediately preceding the earlier of (a) the date GE CAPITAL cancels any commitment pursuant to the terms thereof, or (b) the Loan Closing Date as extended if applicable. The non-utilization fee is in addition to and not in substitution for any claim GE CAPITAL may have against the Deposit or any other fee paid by BORROWER.

INSURANCE: BORROWER, at its own expense, will provide property, rental loss (or business interruption, as appropriate), liability and other insurance in such amounts as GE CAPITAL may from time to time require. In flood or earthquake hazard areas, GE CAPITAL may require flood or earthquake insurance. All insurance policies must be in accordance with GE CAPITAL's insurance requirements and shall include any endorsements which GE CAPITAL may reasonably require.

EXPENSES: BORROWER shall pay all out-of-pocket costs associated with the loan, including (without limitation) a site inspection/postage fee of $500.00 pet site, the fees and costs of GE CAPITAL's special counsel, the cost of any environmental audits, the fees of the consulting engineer, appraisal costs, any loan, escrow, recording and transfer fees and taxes, title charges, survey costs, realty tax service fee, and all other out-of-pocket costs incurred by GE CAPITAL in connection with the loan (such costs not to include GE CAPITAL's costs of internal document preparation, if any), whether the loan is closed or not.

IMPORTANT: IN NEGOTIATING AND DOCUMENTING THIS LOAN, GE CAPITAL HAS NOT ACTED, AND WILL NOT BE ACTING, AS BORROWER'S REPRESENTATIVE. BECAUSE GE CAPITAL'S AND BORROWER'S RESPECTIVE INTERESTS IN THIS LOAN DIFFER, GE CAPITAL RECOMMENDS THAT BORROWER CONSIDER RETAINING ITS OWN LEGAL COUNSEL IN CONNECTION WITH THIS LOAN.

DEPOSIT: Upon acceptance of this proposal, BORROWER shall pay GE CAPITAL a non-interest bearing Deposit in the amount of 1% of the Loan Amount or $20,000.00, whichever is greater. This Deposit will be returned to BORROWER, less expenses referred to above, (i) in the event GE CAPITAL does not approve this transaction, or (ii) upon loan closing, which includes receipt of all properly executed documentation, which documentation shall include the final policy of title insurance and recorded originals of all loan documents; or (iii) in the event that GE CAPITAL and BORROWER fail to agree upon a material provision of the loan documentation for this transaction, or (iv) upon GE CAPITAL's termination of this transaction because of a material adverse change in BORROWER's, GUARANTORS' (if any), or credit tenants' (if any) financial condition; or (v) upon the breach by GE CAPITAL of the commitment, if any, issued as a result of this proposal. If this transaction is not fully closed by Loan Closing Date for any other reason, then GE CAPITAL will retain the Deposit as liquidated damages.

LOAN CLOSING DATE: GE CAPITAL's obligation to fund under this proposal will terminate on April 30, 2001. Notwithstanding the foregoing, BORROWER shall have one (1) option to extend the expiration date of any commitment for an additional sixty (60) days upon written request by BORROWER and payment of an extension fee of .50% of the Loan Amount on or before April 30, 2001. The extension fee would be in addition to any other Loan Fee or Forward Commitment Fee and would be due and payable upon the exercising of such extension by BORROWER..

OTHER CONDITIONS: This proposal is based upon preliminary information supplied by BORROWER. In the event that GE CAPITAL, based upon its review and in its sole discretion, approves this transaction, a commitment letter will be issued setting forth the terms and conditions of the transaction.

MATERIAL ADVERSE CHANGE: In the event that there shall be a material adverse change in BORROWER's, GUARANTORS' (if any), or credit tenants' (if any) financial condition prior to loan closing, GE CAPITAL shall have the right and option to terminate its obligations hereunder without thereby incurring any liability to BORROWER.

BID EXPIRATION: This bid expires on January 23, 2001 if not accepted by BORROWER,

You may indicate your acceptance of this proposal by executing the enclosed copy of this letter and returning it together with the Deposit and the requested financial statements and Property information.

By accepting this proposal, BORROWER acknowledges that this letter contains the entire proposal (superseding all previous representations and agreements, either oral or written) and that there are no promises, agreements or understandings outside of this letter. BORROWER further acknowledges that this proposal is not intended and shall not be construed as a commitment by GE CAPITAL and that any commitment is subject to GE CAPITAL's review and written approval.

We appreciate the opportunity to submit this proposal. If you have any questions or require further information, please feel free to contact us.

Respectfully,

GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION

/s/ Debbie Orloff
---------------------------
Debbie Orloff
Account Executive

The above terms and conditions are hereby agreed to and accepted this 22nd day of January 2001. GE Capital is ___X___ is not ________ hereby authorized to order the appraisal, environmental assessment, and engineering reports covering the Property upon acceptance of Proposal.

To Be Determined entity (May also be Uno Restaurant Corp.), a limited partnership or other entity.


By:  /s/ Aaron Spencer
   ----------------------------------------


Title:  ___________________________________

                    General Electric Capital Business Asset Funding Corporation 10900 NE 4th Street, Suite 500, Bellevue, WA 98004
                    Mailing Address: C-97550, Bellevue, WA 98009-7550
                    425 451-0090

March 27, 2001

Mr. Aaron Spencer
Chairman
Uno Restaurant Corporation
100 Charles Park Road
Boston, MA 02132

RE: Acquisition of two Uno's restaurant locations in Chicago, IL

Dear Aaron:

We are pleased to advise you that our real estate financing proposal dated January 11, 2001 has been credit approved. All terms and conditions of the proposal are as stated, with the following exceptions, and remain subject to documentation satisfactory to you and GE Capital.

BORROWER:               Aaron Spencer, or a real estate holding entity to be
                        named later

GUARANTORS;             Aaron if the BORROWER is a real estate holding company

LOAN AMOUNT             $4,050,000

ASSUMABILITY:           BORROWER shall receive loan documents that include a
                        right to assumability at terms and conditions acceptable to GE Capital, in its reasonable discretion, which shall permit a sale of the properties with assumption of debt to a qualified borrower for a fee of 1%. This right shall continue with the loan documents of the new borrowing entity, if any. The 1% assumability fee shall be waived in the event that the properties are sold and the Mortgage is assigned to Uno Restaurant Corporation.
                        This one time option expires on December 31, 2001.

SPECIAL CONDITIONS:     Cash Flow Covenant: Cash Flow, as measured each fiscal
                        year, must equal or exceed 120% of the BORROWER'S (Aaron
                        Spencer or a real estate holding entity to be named later) aggregate debt service (i.e., principal and interest) and capital lease payments paid in the applicable fiscal year, Cash Flow is defined as the BORROWER'S net income, plus interest expense, plus depreciation and amortization expense, plus or minus other non-cash adjustments to net income (if any), less increases in officer or shareholder loans receivable, less dividends or distributions not otherwise expensed on the BORROWER'S income statement.

                        BORROWER will authorize loan payment by Automated Clearing House ("ACH") account.

                        Funding contingent upon assignment of lease.

                        Funding contingent upon receipt and acceptable review of lease. Lease to have a minimum term of 20 years.

                        Funding contingent upon receipt and acceptable review of personal financial information for BORROWER and, if applicable, GUARANTOR.

                        Funding contingent upon receipt and acceptable review of MAI appraisal.

                        Funding contingent upon receipt and acceptable review of Phase 1 Environmental Site Assessment.

                        Loan to be cross-defaulted with all other GE CAPITAL BAF debt of the BORROWER.

                        Funding contingent upon receipt and acceptable review of 3 years sales information and 1 year statement of profit/loss for the two Uno's restaurants taken as security.

COMMITMENT EXPIRATION:  This commitment shall expire on April 30, 2001 if not accepted by BORROWER prior thereto.

Covenants and Conditions will be reviewed on an annual basis and removed as appropriate. All other terms and conditions of the proposal dated January 11, 2001 remain unchanged.

You may indicate your acceptance of this proposal by executing this letter and returning it to my attention. If you have any questions regarding this matter, please feel free to contact me.

Sincerely,

/s/ David Skinner

David Skinner
Senior Credit Analyist
Franchise Finance
(425)450-3989


The above terms and conditions are hereby agreed to and accepted this 28th day of March 2001.

By: /s/ Aaron Spencer                 Title:
    --------------------------               ----------------------
    Aaron Spencer

                    General Electric Capital Business Asset Funding Corporation 10900 NE 4th Street, Suite 500, Bellevue, WA 98004
                    Mailing Address: C-97550, Bellevue, WA 98009-7550
                    425 451-0090

April 5, 2001

Mr. Aaron Spencer
Chairman
Uno Restaurant Corporation
100 Charles Park Road
Boston, MA  02132

RE: Acquisition of two Uno's restaurant locations in Chicago, IL.

Dear Mr. Spencer,

We are pleased to provide this amendment to our Real Estate Financing Commitment Letter for the Chicago, IL restaurants. The following will modify the corresponding sections in the Commitment Letter dated March 27, 2001.

SPECIAL CONDITIONS:     Cash Flow Covenant: Cash Flow, as measured each fiscal
                        year, must equal or exceed 120% of the BORROWER'S (Aaron
                        Spencer or a real estate holding entity to be named later) aggregate debt service (i.e., principal and interest) and capital lease payments paid in the applicable fiscal year. Cash flow is defined as the BORROWER'S net income before taxes, plus interest expenses, plus depreciation and amortization expense, plus or minus other non-cash adjustments to net income
                        (if any), less increases in officer or shareholder loans receivable, less dividends or distributions not otherwise expensed on the BORROWER'S income statement.

COMMITMENT EXPIRATION:  This commitment shall expire on April 30, 2001 if not accepted by BORROWER prior thereto.

All other terms and conditions of the Real Estate Financing Commitment Letter dated March 27, 2001 remain unchanged.

You may indicate your acceptance of this commitment amendment by executing this letter and returning it to my attention. If you have any questions regarding this matter, please feel free to contact me.

Sincerely,

GE CAPITAL BUSINESS ASSET FUNDING

/s/ David Skinner
---------------------------------
David Skinner
Senior Credit Analyst
800-451-5505 x3989

The above terms and conditions are hereby agreed to and accepted this 6th day of April, 2001.

By:    /s/ Aaron Spencer
   -------------------------------
         Aaron Spencer

                    General Electric Capital Business Asset Funding Corporation 901 Warrenville Road, Suite 480, Lisle, IL 60532
                    630 724-1800, Fax: 630 724-1018

March 7, 2001

Mr. Aaron Spencer
Chairman
Uno Restaurant Corporation
100 Charles Park Road
West Roxbury, MA 02132

Dear Mr. Spencer:

General Electric Capital Business Asset Funding Corporation or its assigns ("GE Capital") is pleased to inform you that your request for mortgage financing has been approved subject to the usual terms, conditions, and remedies contained in GE Capital's customary loan documents for the state in which the Property is located, except as such customary forms may be modified to effect the following terms and conditions:

BORROWER. To-Be-Determined-Entity, which will be owned and controlled by Mr. Aaron Spencer. The form of this organization will be acceptable to GE Capital.

PROPERTY AND IMPROVEMENTS (BROCKTON, MA LOCATION). The loan will be secured by a first deed of trust or mortgage on Property and Improvements consisting of single-story, 38,000 square foot production plant ("Improvements"), located on approximately a 2.2 acre site commonly referred to as 180 Spark Street, Brockton, Plymouth County, Massachusetts, including any easements or rights of way serving the land and associated personal and intangible property (collectively, the "Property"). BORROWER shall furnish GE Capital with the exact legal description of the Property. The Property shall also secure the payment of any other indebtedness heretofore or hereafter extended by GE Capital to BORROWER.

PROPERTY AND IMPROVEMENTS-(NORWOOD, MA LOCATION). The loan will be secured by a first deed of trust or mortgage on Property and Improvements consisting of two-story, 12,000 square foot research and development center ("Improvements"), located on a 54,770 square feet site commonly referred to as 44 Industrial Way, Norwood, Norfolk County, Massachusetts, including any easements or rights of way serving the land and associated personal and intangible property (collectively, the "Property") BORROWER shall furnish GE Capital with the exact legal description of the Property The Property shall also secure the payment of any other indebtedness heretofore or hereafter extended by GE Capital to BORROWER.

LOAN AMOUNT. $2,250,000.00; 90% of the purchase price or cost to construct (which cost specifically excludes developer's overhead and any leasing fees not paid to independent third parties); or 75% of the property's appraised fee simple estate value (which appraisal shall be ordered by and subject to GE Capital's approval as outlined further herein); whichever is less.

INTEREST RATE. 7.95% per annum.

PAYMENT SCHEDULE. Interest only shall be paid in advance for the month in which loan closing occurs followed by 239 principal and interest payments in the amount of $18,749.95 due and payable, in arrears, subject to corresponding adjustment for any change in the Loan Amount, commencing on the first day of the second month following the date of loan closing and every succeeding month thereafter, with all unpaid principal and interest due on the 240th installment date. Amortization of the loan will be based on a 20-year schedule. Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months.

LOAN FEE. 1% of the Loan Amount to be paid at loan closing.

NONUTILIZATION FEE. In the event BORROWER fails to borrow substantially all of the Loan Amount as reasonably determined by GE Capital, then BORROWER shall pay GE Capital a nonutilization fee unless such failure to borrow is due solely to the breach by GE Capital of its commitment hereunder. The nonutilization fee will equal 9.4% of the Loan Amount for every

1% (or pro rata fraction of 1%) decrease in the weekly average yield of 10-Year U.S. Treasury Constant Maturities from Friday, January 5, 2001 to the Friday immediately preceding the earlier of (a) the date GE Capital cancels this commitment pursuant to the terms hereof, or (b) the Expiration Date Of Commitment set forth below, as extended if applicable. The nonutilization fee is in addition to and not in substitution for any claim GE Capital may have against the Deposit or any other fee paid by BORROWER.

PREPAYMENT PROVISIONS. Upon not less than thirty (30) days' advance written notice to GE Capital at any time after the tenth (10th) anniversary of the due date of the first monthly principal and interest payment due under the promissory note, and upon payment of a prepayment premium, BORROWER shall have the right to prepay all, but not less than all, of the outstanding balance of the loan on any regularly scheduled principal and interest payment date, The prepayment premium shall be determined by (i) Calculating the decrease (expressed in basis points) in the current weekly average yield of 10-Year U .S. Treasury Constant Maturities as published in Federal Reserve Statistical Release
H.15 (519) ("Index"), from Friday, January 5, 2001 to the Friday immediately preceding the week in which the prepayment is made, (ii) dividing the decrease by 100, (iii) multiplying the result by the following described applicable "Premium Factor", and (iv) multiplying the product by the principal balance to be prepaid. If the Index is unchanged or has increased from Friday, January 5, 2001 to the Friday immediately preceding the prepayment date, no prepayment premium shall be due. The Premium Factor shall be the amount shown on the following chart for the month in which prepayment occurs:

           NUMBER OF MONTHS
               REMAINING                                 YEARS                                 FACTOR
               240 - 229                                 (20)                                   .094
               228 - 217                                 (19)                                   .090
               216 - 205                                 (18)                                   .085
               204 - 193                                 (17)                                   .081
               192 - 181                                 (16)                                   .076
               180 - 169                                 (15)                                   .072
               168 - 157                                 (14)                                   .067
               156 - 145                                 (13)                                   .063
               144 - 133                                 (12)                                   .058
               132 - 121                                 (11)                                   .053
               120 - 109                                 (10)                                   .049
               108 - 97                                   (9)                                   .044
                96 - 85                                   (8)                                   .039
                84 - 73                                   (7)                                   .035
                72 - 61                                   (6)                                   .030
                60 - 49                                   (5)                                   .025
                48 - 37                                   (4)                                   .020
                36 - 25                                   (3)                                   .015
                24 - 13                                   (2)                                   .010
                 12 1                                     (1)                                   .005

GE Capital may elect to accelerate the loan at any time after BORROWER's default, in which event BORROWER shall, subject to the terms of the promissory note, be obligated to pay a prepayment premium equal to the amount determined in accordance with the foregoing schedule. No prepayment premium shall be payable with respect to condemnation awards or insurance proceeds from fire or other casualty which GE Capital applies to prepayment, nor with respect to BORROWER's prepayment of the loan in full during the last three (3) months of its term unless an event of default has occurred and remains uncured.

RECOURSE. GE Capital shall have full recourse against BORROWER and it's general partners, if any, for any failure to make payments as and when due on the promissory note and for the breach of any of the representations, warranties, indemnities and covenants contained in the loan documents.

GUARANTY. The loan and all of BORROWER's obligations in connection with the loan (including without limitation BORROWER's obligations under the loan documents and any certificate and indemnity agreement regarding hazardous substances or environmental indemnity agreement) will be unconditionally and irrevocably guaranteed by Mr. Aaron Spencer.

DEFAULT RIGHTS. In the event of default, and at GE Capital's sole option at any time thereafter, BORROWER shall pay in addition to each monthly payment on the loan one-twelfth of the annual real estate taxes, assessments, insurance premiums, water and sewer rates, and other charges (and ground rents if applicable) payable with respect to the Property and Improvements (as estimated by GE Capital in its sole discretion), to be held by GE Capital without interest to BORROWER, for the payment of such obligations.

GE Capital shall be entitled to collect a late charge of five percent (5.00%) of any payment not paid by the tenth (10th) day of the month in which it is due, or the highest late charge permitted by law, whichever is less.

Upon the occurrence of any of the events of default outlined in the loan documents, GE Capital shall have the option to declare the entire amount of principal and accrued interest thereon due under the promissory note immediately due and payable, and GE Capital may exercise any of its rights under the promissory note and any document executed or delivered therewith, After acceleration or in the event of nonpayment of the final installment, BORROWER shall pay interest on the outstanding principal balance at the rate of five percent (5.00%) per annum above Chase Manhattan Bank's prime interest rate in effect from time to time, or fifteen percent (15.00%) per annum, whichever is higher, provided such interest rate shall not exceed the maximum interest rate permitted by law. The Default Rights stated herein are not exclusive and such other rights as GE Capital deems appropriate shall be included in the loan documents. Without limitation of the foregoing, the loan documents shall include cross default provisions acceptable to GE Capital.

APPRAISAL. As a condition of loan closing, GE Capital shall order a complete, narrative appraisal report of the Property and Improvements addressed to GE Capital and prepared by an MAI certified appraiser in conformance with the guidelines and recommendations set forth in the Uniform Standards of Professional Appraisal Practice (USPAP) and the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute. In addition to the foregoing requirements, whenever the Income Approach is utilized by the appraiser, it shall include a direct capitalization analysis as well as a discounted cash flow analysis. The report shall also provide a final estimate of value based on the property's fee simple estate. Both the report and the appraiser shall be acceptable to GE Capital.

LEASING. All present and future tenants and leases, if any, shall be subject to GE Capital's approval. Although such leases may have been received for review by GE Capital prior to the date hereof, and although GE Capital may have conducted a preliminary review and made comments to BORROWER or BORROWER's counsel with respect thereto, such leases remain subject to GE Capital's approval based on a complete review of such leases by GE Capital's outside counsel following the date hereof. All tenants must execute a subordination and estoppel agreement in form and substance acceptable to GE Capital. \

TITLE. Borrower shall furnish GE Capital with an ALTA Loan Policy of Title Insurance, or the equivalent thereof if an ALTA policy is unavailable, insuring GE Capital's interest as a first lien and including an ALTA Extended Coverage Endorsement, an Address and Improvement Type Endorsement, and such other endorsements as GE Capital may require. The insurer, the form of title insurance policy and endorsements, and any exceptions to coverage shall be subject to GE Capital's approval.

SURVEY. GE Capital shall be furnished with a current ALTA survey satisfactory to GE Capital by a registered public surveyor prepared and certified in accordance with GE Capital's survey requirements.

CONSULTING ENGINEER. GE Capital will select an independent consulting engineer to make an inspection of the Property and Improvements to insure that the Property and Improvement's condition is satisfactory to GE Capital.

GE Capital shall have the right to require reasonable modification or repairs to the Improvements based upon the recommendations of the consulting engineer. Neither GE Capital nor the consulting engineer shall have any responsibility whatsoever to any person for design/structural failure or other architectural or engineering inadequacies.

HAZARDOUS MATERIALS. As a condition of loan closing, GE Capital shall order an environmental assessment for the Property which shall include a complete investigation concerning the existence of hazardous materials, substances or waste products on or about the Property, the past or present discharge, disposal, release or escape of any such substances, and a regulatory search of all applicable federal, state and local reporting agencies, all consistent with ASTM Standard E 1527-93 (or any successor thereto published by ASTM) and other customary and commercial practice. GE Capital understands BORROWER may occasionally use materials in the ordinary course of its business that might be defined as hazardous materials, and GE Capital consents to the presence of such materials so long as they are used and handled in accordance with all applicable laws, rules and regulations.

SITE INSPECTION. GE Capital's obligation to fund the loan shall be conditioned upon an on-site inspection by a representative of GE Capital and GE Capital's approval of the site, general location, and if the Improvements are existing, quality and maintenance thereof.

LEGAL COMPLIANCE AND UTILITIES. GE Capital shall be furnished with satisfactory proof of compliance with any applicable laws and regulations including particularly any licensing, zoning, or parking requirements and with a copy of the unconditional, permanent certificate(s) of occupancy. GE Capital shall also be furnished with satisfactory evidence that all utilities necessary for the full use and enjoyment of the Property are available to the Property, and that water and sanitary sewer systems are provided to the Property and maintained by governmental authorities or by applicable public utilities.

LEGAL COUNSEL. Special counsel of GE Capital's selection will be used for the drafting of documents and other attorney's services relating to the transaction, BORROWER's counsel must deliver to GE Capital a legal opinion satisfactory to GE Capital and its counsel, which opinion shall include, but not be limited to, a confirmation of the legal validity and enforceability of the loan. All legal matters shall be subject to approval by GE Capital. All fees and expenses of GE Capital's special counsel shall be paid by BORROWER regardless of whether or not the loan actually closes.

IMPORTANT: IN NEGOTIATING AND DOCUMENTING THIS LOAN, GE CAPITAL HAS NOT ACTED, AND WILL NOT BE ACTING, AS BORROWER'S REPRESENTATIVE. BECAUSE GE CAPITAL'S AND BORROWER'S RESPECTIVE INTERESTS IN THIS LOAN DIFFER, GE CAPITAL RECOMMENDS THAT BORROWER CONSIDER RETAINING ITS OWN LEGAL COUNSEL IN CONNECTION WITH THIS LOAN.

INSURANCE. BORROWER, at its own expense, will provide property, rental loss (or business interruption, as appropriate), liability and other insurance in such amounts as GE Capital may from time to time require. In flood or earthquake hazard areas, GE Capital may require flood or earthquake insurance. All insurance policies must be in accordance with GE Capital's insurance requirements and shall include any endorsements which GE Capital may reasonably require.

DUE ON SALE, CHANGE OF TITLE, OR ADDITIONAL FINANCING. The Loan Documents shall contain a due on sale clause with respect to any direct or indirect transfer of all or any portion of the Property or of any interest in BORRQWER, without GE Capital's prior written consent, which consent shall be subject to GE Capital's sole discretion. Any approved transfer shall be subject to the payment of a transfer fee of 1% of the outstanding loan balance at the time of such approved transfer. No subordinate liens, encumbrances or mortgages on the Property shall be permitted, including leasehold mortgages by any tenant.

ASSUMABILITY. The Loan Documents shall include a right to assumability at terms and conditions acceptable to GE Capital, in its reasonable discretion, which shall permit a sale of the Property and assignment of the Mortgage from BORROWER to Uno Restaurant Corporation with a waiver of the 1% Assumability Fee. This one time option expires on December 31, 2001. Subsequent to that date. assumption of debt to a qualified borrower will be subject to the Assumability Fee of 1%.

ANNUAL STATEMENTS. BORROWER will furnish to GE Capital, and will cause any guarantor of BORROWER's obligation to furnish to GE Capital on request, within 90 days after the close of its fiscal year (i) annual balance sheet and profit and loss statements prepared in accordance with generally accepted accounting principles and practices consistently applied and, if GE Capital so requires, accompanied by the annual audit report of an independent certified public accountant reasonably acceptable to GE Capital, and (ii) an annual operating statement, together with a complete rent roll and other supporting data reflecting all material information with respect to the operation of the Property and Improvements, and (iii) all other financial information and reports that GE Capital may from time to time reasonably request, including, if GE Capital so requires, income tax returns of BORROWER and any guarantor of BORROWER's obligation hereunder, and financial statements of any tenant designated by GE Capital.

Notwithstanding the aforementioned, GE Capital shall require receipt and satisfactory review of a personal financial statement and 1999 income tax return of Mr. Aaron Spencer (GUARANTOR), prior to funding.

FINANCIAL RESPONSIBILITY. GE Capital shall have the right to terminate this commitment in the event GE Capital determines, in GE Capital's sole judgment, that BORROWER, any principal of BORROWER, any guarantor, any credit tenant or any guarantor of any credit tenant's obligations 's is not "financially responsible" at the time of loan closing. "Financially responsible" shall mean: having no material adverse change in financial condition from the financial condition previously disclosed to GE Capital; having no outstanding defaults, liens, court actions, or liabilities (including contingent liabilities) which could, in the opinion of GE Capital, result in insolvency or bankruptcy, and not "insolvent" or a "debtor" within the meaning of the Bankruptcy Code.

CANCELLATION. GE Capital may cancel this commitment prior to closing if GE Capital discovers any facts impairing the Property or any of the other security offered, if GE Capital discovers any fact not previously disclosed to GE Capital with respect to BORROWER, any guarantor, any credit tenant or any guarantor of any credit tenant's obligations which in GE Capital's judgment, would have caused GE Capital to refuse to issue this commitment, or if GE Capital discovers that any of the financial information or financial statements submitted to GE Capital in connection with this transaction were not true, correct and complete. Upon any cancellation of this commitment pursuant to this section, GE Capital will retain the Deposit described below as liquidated damages.

ASSIGNMENT. This commitment shall not be assignable by BORROWER. Any change in the ownership interests in BORROWER previously disclosed to GE Capital shall be considered an assignment.

BROKERAGE. GE Capital shall not be required to pay any brokerage fee or commission arising from this commitment, and the BORROWER agrees to defend, indemnify and hold GE Capital harmless against any and all expenses, liabilities, and losses arising from such claims in connection therewith, including payment of reasonable attorney's fees.

COSTS PAYABLE BY BORROWER. BORROWER shall pay all out of pocket costs associated with the loan, including (without limitation) a site inspection/postage fee of $500 per site, the fees and costs of special counsel, the cost of all environmental engineering reports, the fees of the consulting engineer, the cost of the appraisal, any loan. escrow, recording and transfer fees and taxes, title charges, survey costs, realty tax service fee, and all other out-of-pocket costs incurred by GE Capital in connection with the loan (such costs not to include GE Capital's costs of internal document preparation, if any), whether the loan is closed or not.

WIRE TRANSFER DEADLINE. All loans funded by GE Capital are subject to a wire transfer deadline of 12:00 p.m. Pacific Time.

DEPOSIT. BORROWER has previously paid GE Capital a NONINTEREST bearing Deposit in the amount of $52,500.00. This Deposit will be returned to BORROWER, less all costs incurred by GE Capital in connection with the loan: (i) upon loan closing, which includes receipt of all properly executed documentation, which documentation shall include the final Policy of Title Insurance and recorded originals of all recorded Loan Documents; or (ii) in the event that GE Capital and BORROWER fail to agree upon a material provision of the loan documentation for this transaction which is not already agreed upon herein, (iii) upon GE Capital's termination of this transaction pursuant to the section entitled "Financial Responsibility", or (iv) upon the breach by GE Capital of its commitment hereunder. If this transaction is not fully closed by the Expiration Date of Commitment for any other reason, then GE Capital will retain the Deposit as liquidated damages.

PRIOR NEGOTIATIONS. This commitment constitutes the entire agreement between GE Capital and BORROWER relating to the loan. Any and all prior proposals, commitments, agreements, representations, and warranties made by GE Capital, whether oral or written, are deemed superseded hereby. No extension, amendment, or waiver of this commitment shall be valid or enforceable unless it is made in writing and signed by both GE Capital and BORROWER.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY' ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT,

COMMITMENT ACCEPTANCE. Subject to the terms and conditions herein stated, this commitment is an offer that may be accepted by you until MARCH 15, 200. Effective acceptance requires actual receipt by GE Capital of a fully executed counterpart of this commitment letter, without any changes thereto, on or before such date.

EXPIRATION DATE OF COMMITMENT. This commitment will expire on APRIL 30, 2001, GE Capital will not be obligated to disburse the funds after this date. Notwithstanding the foregoing, and subject to GE Capital's approval, BORROWER shall have one option to extend the expiration date of this commitment for an additional sixty (60) days upon written request by BORROWER and payment of an extension fee of 50% of the Loan Amount on or before APRIL 30, 2001. The extension fee is in addition to any other Loan Fee or Forward Commitment Fee and is due and payable upon the exercising of such extension by BORROWER and is nonrefundable.

GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION
BY:  /s/ Richard J. Pondel
    ---------------------------------
       Richard J Pondel
       Regional Risk Manger

The undersigned hereby accepts the foregoing commitment letter and agrees that it will comply with all of the terms and conditions herein.

BORROWER:

By:  /s/ Aaron Spencer
    ----------------------------------------

Title:  ____________________________________

Date Accepted:  3/23/01
               -----------------------------

BORROWER's Federal I.D. No.:  ______________